TheStreet.com Reports Second-Quarter Financial Results

Advertising Revenue up 48% -- Drives Record Revenue

NEW YORK, July 26, 2007 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial commentary, analysis, research, news and financial ratings, today reported financial results for its second quarter ended June 30, 2007.

Second-Quarter 2007 Results:

For the quarter ended June 30, 2007, TheStreet.com reported record revenue of $14.9 million, an increase of 20% over revenue of $12.4 million for the second quarter of 2006. The Company’s three revenue streams contributed to the increase, with advertising revenue up 48% over the prior year, while subscription revenue rose by 2% and other revenue, comprised primarily of syndication revenue, increased by 197% over the prior year.

“This quarter further positioned TheStreet.com as a leader in the creation and distribution of a broadening category of financial content,” said Thomas J. Clarke Jr., chairman and chief executive officer of TheStreet.com. “Looking forward our customers and advertisers can expect to see ongoing innovations at Stockpickr.com and TheStreet.com Ratings, the continued evolution of our multimedia offerings, and the launch of a completely redesigned TheStreet.com Web site in early 2008. All of these content initiatives reflect our commitment to create additional premium advertising inventory and sponsorship opportunities.”

TheStreet.com reported second-quarter net income of $3.6 million, or $0.12 per basic and diluted share, as compared to $3.2 million, or $0.12 per basic and diluted share, reported in the second quarter of 2006. Non-GAAP earnings per share for the quarter, excluding stock compensation expense of $0.5 million, were $0.14 per basic and diluted share, compared to $0.14 per basic and $0.13 per diluted share in the second quarter of 2006, exclusive of $0.5 million of stock compensation.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) totaled $3.5 million this quarter, an increase of 15% over EBITDA of $3.0 million in the second quarter of 2006. EBITDA excluding stock compensation (“Adjusted EBITDA”) was $3.9 million, an increase of 13% over Adjusted EBITDA of $3.5 million in the second quarter of 2006.

As of June 30, 2007, cash and cash equivalents and restricted cash stood at $50.1 million. The Company has no bank debt.

Recent Company Highlights

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Former CNBC Producer and National Emmy Award winner, Bill McCandless joined the Company’s management team as its first Executive Editor of Multimedia. McCandless brings with him more than 15 years of local and network experience.

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TheStreet.com reported a 206% year-over-year increase in non-financial advertising revenue in the quarter. Non-financial advertising revenue represents 39% of total advertising revenue in the quarter, up from 19% in the second quarter of 2006.

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The Company acquired the URL www.mainstreet.com, to function as a “sister” site to www.thestreet.com. The interactive site, currently under development, will have an advertising sponsored revenue model with a lead generation component, and will provide main stream news in the context of its impact on one’s financial life. The site, expected to launch in early 2008, will utilize a combination of evergreen content and current news, leveraging cross-promotion from TheStreet.com and TheStreet.com sales infrastructure.

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The Company’s wholly owned subsidiary, Stockpickr.com, was named as one of 50 Best Websites 2007 by Time.com, the online site of Time Magazine. Of 11 Websites in the News and Information category, Stockpickr.com is the only investing site featured on the list.

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The Company entered into an exclusive proprietary licensing agreement with Charles Schwab & Co. Inc. to provide monthly articles covering market commentary, technical analysis, stock fundamentals and trading techniques for inclusion in Schwab’s online newsletter for active investors. The agreement helps broaden the Company’s audience reach and build upon its existing advertising partnerships to expand relationships with the brokerage community as it grows its advertising and syndication revenue streams.

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The Company expanded its reach among the nation’s college students, a demographic that is highly attractive to advertisers. The Company entered a deal with The University Network to provide and distribute Educational and Personal Finance related video content across a network of High Definition televisions located throughout major University campuses. The University Network reaches more than 4.3 million viewers nationwide.

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The Company entered into an agreement with Quattro Wireless, under which Quattro will develop and power TheStreet.com’s upcoming mobile Web site, located via Internet enabled phone, at www.thestreet.com.  The mobile site will provide users with TheStreet.com content including video and market updates throughout the day.

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The Company expanded its agreement with Entrepreneur.com to share content across each respective site.  TheStreet.com will provide Entrepreneur with market and finance related content, while Entrepreneur.com will provide Small Business content to be hosted at TheStreet.com.

•	The Company has launched three new features on the Stockpickr.com site since it acquired the Company in April:

StockBlogr - The first blog search engine devoted to accessing the top financial blogs on the Internet today that offer investment advice, information about specific stocks, and trading strategies. StockBlogr enhances the Company's ability to continue to share its expertise and command of the financial blogosphere through the concisely selected compilation of content within the tool.

Street Answers – The free interactive search platform available at www.thestreet.com and www.stockpickr.com. Anyone can ask questions about stocks and investment ideas, and in response, professional and self-directed money managers, traders and investors - who make up TheStreet.com's social networking community - share their research.

Stockpickr Portfolio Ratings – Free independent portfolio ratings - available for the first time on all portfolios on Stockpickr.com by letter-grade, based on an average of the ratings of the individual stocks within the portfolio. Linked to TheStreet.com Ratings, portfolios within Stockpickr.com are rated with TheStreet.com’s proprietary statistical models that use key financial metrics and indicators to rate stocks, for an overall quality score.

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The board of directors declared the Company's quarterly cash dividend, payable to all shareholders of record at the close of business on June 15, 2007. The cash dividend of $0.025 per share was paid on June 29, 2007.

TheStreet.com will conduct a conference call today July 26, 2007, at 11:00 a.m. EST to discuss these results. To participate in the call, dial 888.713.4205, passcode 49334661.

A replay of the call will be available until August 2, 2007 at: 888-286-8010, passcode: 19814072. Or, to access the Web cast of the call please visit: https://www.theconferencingservice.com/prereg/key.process?key=PPRDU7UXX

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading multimedia provider of business, investment and ratings content, available through its proprietary properties, which include Web sites, email subscription services, syndication and audio and video programming.  Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet. Today, the Company offers proprietary information on stocks, mutual funds, exchange-traded funds (ETFs) and financial institutions, including various insurers, HMOs, Blue Cross Blue Shield plans, banks and savings and loans.   The Company’s breadth of top-grade services empowers a wide audience of retail and professional investors, by delivering information they can rely upon to make sound, informed financial decisions.

To supplement the Company's financial statements presented in accordance with generally accepted accounting principles (“GAAP”), TheStreet.com uses non-GAAP measures of certain components of financial performance, including “EBITDA.” EBITDA is adjusted from results based on GAAP to exclude interest, taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP EBITDA results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because the Company has previously reported this non-GAAP result to investors, the Company believes that its inclusion provides consistency in its financial reporting. The non-GAAP measure “EBITDA” included in this press release has been reconciled to the nearest GAAP measure below:

	For the Three Months Ended
	June 30, 2007	June 30, 2006
EBITDA	3,467,778	3,024,468
Add Net Interest Income	625,042	518,663
Less Taxes	(106,697)	(98,111)
Less Depreciation and Amortization	(435,935)	(216,891)
Net Income	3,550,188	3,228,129

The presentation of this non-GAAP financial measure should be considered in addition to TheStreet.com's GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings) that could cause actual results to differ.

CONTACT:	TheStreet.com, Inc.
Chaela Volpe, Investor Relations Manager
Phone: 212-321-5008
Email: Chaela.volpe@thestreet.com

SOURCE:	TheStreet.com, Inc

THESTREET.COM, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$ 49,609,620	$ 46,055,232
Accounts receivable, net of allowance for doubtful accounts of $216,077 at June 30, 2007 and December 31, 2006	6,419,487	6,314,553
Other receivables	232,077	368,496
Prepaid expenses and other current assets	2,035,600	1,436,618
Total current assets	58,296,784	54,174,899

Property and equipment, net of accumulated depreciation and amortization of $15,034,843 at June 30, 2007 and $14,420,638 at December 31, 2006	4,962,277	3,018,132
Other assets	191,273	178,396
Goodwill	9,039,651	4,509,666
Other intangibles, net	2,423,633	2,188,500
Restricted cash	500,000	500,000
Total assets	$ 75,413,618	$ 64,569,593

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 1,173,805	$ 1,165,705
Accrued expenses	4,304,581	6,179,091
Deferred revenue	14,231,760	12,705,038
Current portion of note payable	-	22,146
Other current liabilities	145,009	83,800
Current liabilities of discontinued operations	222,425	222,425
Total current liabilities	20,077,580	20,378,205
Total liabilities	20,077,580	20,378,205

Stockholders' Equity:
Preferred stock; $0.01 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock; $0.01 par value; 100,000,000 shares authorized; 34,364,731 shares issued and 28,612,731 shares outstanding at June 30, 2007, and 33,606,835 shares issued and 27,854,835 shares outstanding at December 31, 2006	343,647	336,068
Additional paid-in capital	198,141,278	193,556,899
Treasury stock at cost; 5,752,000 shares at June 30, 2007 and December 31, 2006	(9,033,471)	(9,033,471)

Accumulated deficit	(134,115,416)	(140,668,108)
Total stockholders' equity	55,336,038	44,191,388

Total liabilities and stockholders' equity	$ 75,413,618	$ 64,569,593

Note: The Company has pledged cash as a security deposit for an operating lease. Accordingly, this cash is classified as restricted cash, and our cash is classified in several places on the above balance sheet.

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$ 49,609,620	$ 46,055,232
Noncurrent restricted cash	500,000	500,000
Total cash and cash equivalents and noncurrent restricted cash	$ 50,109,620	$ 46,555,232

THESTREET.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2007	2006	2007	2006
Revenue:
Subscription	$8,567,803	$ 8,406,870	$17,310,818	$16,034,909
Advertising	5,494,939	3,707,461	10,563,952	6,950,210
Other	836,546	281,886	1,532,082	558,203
Total revenue	14,899,288	12,396,217	29,406,852	23,543,322

Operating expense:
Cost of services	5,645,418	4,531,717	11,271,507	8,678,629
Sales and marketing	3,055,464	2,323,577	6,385,204	4,470,492
General and administrative	2,765,133	2,566,544	5,473,154	4,938,394
Depreciation and amortization	435,935	216,891	815,142	403,879
Total operating expense	11,901,950	9,638,729	23,945,007	18,491,394
Operating income	2,997,338	2,757,488	5,461,845	5,051,928
Net interest income	625,042	518,663	1,225,699	858,719
Income from continuing operations before income taxes	3,622,380	3,276,151	6,687,544	5,910,647
Provision for Income taxes	72,454	65,862	133,729	118,460
Income from continuing operations	3,549,926	3,210,289	6,553,815	5,792,187
Discontinued operations:
Income (loss) on disposal of discontinued operations	262	17,840	(1,123)	12,323
Income (loss) from discontinued operations	262	17,840	(1,123)	12,323
Net income	$3,550,188	$3,228,129	$ 6,552,692	$ 5,804,510

Basic net income (loss) per share:
Income from continuing operations	$ 0.12	$ 0.12	$ 0.23	$ 0.22
Income (loss) on disposal of discontinued operations	0.00	0.00	(0.00)	0.00
Income (loss) from discontinued operations	0.00	0.00	(0.00)	0.00
Net income	$ 0.12	$ 0.12	$ 0.23	$ 0.22

Diluted net income (loss) per share:

Income from continuing operations	$ 0.12	$ 0.12	$ 0.23	$ 0.21
Income (loss) on disposal of discontinued operations	0.00	0.00	(0.00)	0.00
Income (loss) from discontinued operations	0.00	0.00	(0.00)	0.00
Net income	$ 0.12	$ 0.12	$ 0.23	$ 0.21

Weighted average basic shares outstanding	28,422,332	27,010,258	28,184,671	26,537,726
Weighted average diluted shares outstanding	28,651,451	27,807,459	28,388,565	27,068,719